Exhibit 2.3

                                        Massachusetts Capital Resources Company

                                                                EXECUTION COPY
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                              PURCHASE AGREEMENT

                                     among

                      AMERICAN WATER WORKS COMPANY, INC.
                           (a Delaware corporation),

                         GREENWICH WATER SYSTEM, INC.
                           (a Delaware corporation),

                                      and

                               AQUARION COMPANY
                           (a Delaware corporation)


                          Dated as of August 29, 2001



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                               Table of Contents

                                                                          Page


ARTICLE I DEFINITIONS.........................................................1

         1.1. Certain Definitions.............................................1
         1.2. Other Definitions...............................................2

ARTICLE II THE TRANSACTION....................................................4

         2.1. The Purchase and Sale...........................................4
         2.2. Closing.........................................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS.....................6

         3.1. Corporate Status................................................6
         3.2. Authorization and Enforceability................................6
         3.3. Consents and Approvals..........................................7
         3.4. Capitalization and Stock Ownership..............................8
         3.5. Financial Statements............................................8
         3.6. Taxes ..........................................................9
         3.7. Properties.....................................................11
         3.8. Real Estate....................................................11
         3.9. Contracts......................................................12
         3.10. Litigation; Compliance with Laws..............................13
         3.11. [Reserved]....................................................13
         3.12. Absence of Changes or Events..................................13
         3.13. Licenses; Permits.............................................13
         3.14. Environmental Matters.........................................14
         3.15. [Reserved]....................................................15
         3.16. Brokerage.....................................................16
         3.17. [Reserved]....................................................16
         3.18. Insurance.....................................................16
         3.19. Intellectual Property.........................................16
         3.20. Property; Franchises..........................................16
         3.21. Condition of Assets...........................................16
         3.22. All Assets....................................................16
         3.23. Product Liability.............................................17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER...........................17

         4.1. Corporate Status...............................................17
         4.2. Authorization and Enforceability...............................17
         4.3. Consents and Approvals.........................................17
         4.4. Investment Intent..............................................18
         4.5. Sufficient Funds...............................................18

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         4.6. Investigation..................................................18
         4.7. Brokerage......................................................18

ARTICLE V COVENANTS .........................................................18

         5.1. Conduct of Business............................................18
         5.2. Corporate Actions..............................................19
         5.3. Access.........................................................20
         5.4. Confidentiality................................................21
         5.5. Consents.......................................................21
         5.6. Filing; Other Actions..........................................21
         5.7. Further Assurances.............................................21
         5.8. Payment of Expenses; Transfer Taxes............................22
         5.9. Publicity......................................................22
         5.10. [Reserved]....................................................22
         5.11. Violations....................................................22
         5.12. Transition Plan...............................................22
         5.13. Tax Matters...................................................23
         5.14. Intercompany Payables and Receivables.........................25
         5.15. Post-Closing Access to Information............................25
         5.16. Disclosure Schedules..........................................25
         5.17. Corporate Name................................................26
         5.18. Negotiations..................................................26
         5.19. Maintenance of Books and Records..............................26

ARTICLE VI CONDITIONS........................................................27

         6.1. Conditions to Each Party's Obligations.........................27
         6.2. Conditions Precedent to Obligations of Buyer...................27
         6.3. Conditions Precedent to Obligations of the Sellers.............28

ARTICLE VII TERMINATION......................................................29

         7.1. Termination of Agreement.......................................29
         7.2. Effect of Termination..........................................30
         7.3. Survival of Representations, Warranties and Covenants..........30

ARTICLE VIII INDEMNIFICATION.................................................30

         8.1. Indemnification by the Sellers.................................30
         8.2. Indemnification by Buyer.......................................31
         8.3. Limitations....................................................31
         8.4. Other Limitations..............................................31
         8.5. Termination of Indemnification.................................31
         8.6. Procedures Relating to Indemnification.........................32


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ARTICLE IX MISCELLANEOUS.....................................................34

         9.1. Entire Agreement...............................................34
         9.2. Amendment; Severability; Waiver................................35
         9.3. Interpretation.................................................35
         9.4. Notices........................................................35
         9.5. Succession and Assignment......................................36
         9.6. Governing Law..................................................36
         9.7. Submission to Jurisdiction.....................................36
         9.8. Counterparts...................................................37

                                        Massachusetts Capital Resources Company


                              PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT (the "Agreement") is made as of August 29, 2001 by and among American Water Works Company, Inc., a Delaware corporation ("AWW"), Greenwich Water System, Inc., a Delaware corporation and wholly-owned subsidiary of AWW ("GWS" and together with AWW, the "Sellers") and Aquarion Company, a Delaware corporation ("Buyer").

                                  Background

     A. Massachusetts Capital Resources Company (the "Company") is a Delaware corporation organized to finance, construct and lease to its Affiliate, Massachusetts-American Water Company, Inc., a water treatment plant in Hingham, Massachusetts.

     B. The Sellers are the holders of all of the issued and outstanding shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company as set forth on Schedule I hereto.

     C. Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, for the consideration hereinafter provided, all of the outstanding shares of the Common Stock (collectively, the "Shares").

                                     Terms

     NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I
                                  DEFINITIONS

     1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

     "Affiliate" shall have the meaning given to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as in effect as of the date of this Agreement.

     "Business Day" means a day on which banks are open for business (other than solely for trading and settlement in euro) in London and New York.

     "Hazardous Substances" means (a) the meaning set forth in Section 101(14) of CERCLA, 42 U.S.C. Section 9601(14) and (b) petroleum and petroleum byproducts.

     "Knowledge" means the actual knowledge after reasonable inquiry with respect to the matter involved of the following individuals: William B. Davis, Vice President - Finance, Robert J. Gallo, President, Karl Kyriss, Vice President - Operations, Gary Clarke, Vice President - Human Resources, Allen Baumgarner, Vice President and Controller, Stephen Tambini, Director of Engineering and Rod Nevirauskas, Director - Rates and Revenue and Keith Bossung, Vice

President and Manager. No further due diligence or investigation shall be attributed to or required of such persons.

     "Material Adverse Effect" means a material adverse effect on the financial condition, business, properties, assets or results of operations of
(a) when used in respect of the Company or when not otherwise modified, the Company and the companies to be sold pursuant to the Related Purchase Agreements (the "Related Companies"), taken as a whole, (b) when used in respect of Buyer, Buyer and any regulated businesses of Buyer located in Connecticut, Massachusetts, New Hampshire or New York (including, after the Closing, the Company and the Related Companies), taken as a whole and (c) when used in respect of the Sellers, on any regulated businesses of the Sellers located in Connecticut, Massachusetts, New Hampshire or New York (not including the Company and the Related Companies), taken as a whole, in the case of (a), (b) or (c) above other than with respect to any adverse effects which, directly or indirectly, relate to or result from (i) public or industry knowledge relating to the transactions contemplated by this Agreement, (ii) economic, legislative, regulatory or other conditions generally affecting the water utility industry, (iii) general economic conditions, or (iv) reductions in consumer demand or reductions in supply sources solely as a result of unusual climate conditions in the watersheds or in the areas serviced or supplied by the Company. AWW and the Company may, however, at their option, include in the schedules to this Agreement (each, a "Schedule") or elsewhere items which would not have a Material Adverse Effect within the meaning of the previous sentence to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgment by AWW or the Company that such items would have a Material Adverse Effect or further define the meaning of such term for the purpose of this Agreement.

     "Person" means any natural person, corporation, partnership, trust, limited liability company or other collective legal entity.

     "Related Purchase Agreements" means those certain purchase agreements described on Schedule 1.1.

     1.2. Other Definitions. The following defined terms shall have the meaning set forth in the referenced Section:

Defined Term                                          As Defined in Section
------------                                           --------------------

Adjusted GAAP....................................................2.1(c)
Agreement......................................................Preamble
Annual Financial Statements......................................3.5(a)
Annual Report.......................................................3.7
AWCC Debt........................................................2.1(b)
AWW............................................................Preamble
Balance Sheet....................................................3.5(a)
Balance Sheet Date...............................................3.5(a)
Buyer..........................................................Preamble
Buyer Tax Act...................................................5.13(c)
Buyer's Returns.................................................5.13(a)
Ceiling.............................................................8.3
CERCLA..........................................................3.14(c)



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Closing.............................................................2.2
Closing Agreement..........................................3.6(b)(viii)
Closing Date........................................................2.2
Closing Differential......................................2.1(e)(ii)(B)
Closing Total Stockholders' Equity Amount.................2.1(e)(ii)(A)
Code.............................................................3.6(a)
Common Stock.................................................Background
Company......................................................Background
Company Intellectual Property......................................3.19
Confidentiality Agreement...........................................5.4
Contracts........................................................3.9(h)
Damages..........................................................8.1(c)
Designated Amount.........................................2.1(e)(ii)(B)
Environmental Laws...........................................3.14(k)(B)
Environmental Permits...........................................3.14(a)
Exhibit.............................................................9.1
GWS............................................................Preamble
HSR Act..........................................................3.3(c)
Indemnified Party................................................8.6(a)
Indemnifying Party...............................................8.6(a)
Initial Cash Payment.............................................2.1(d)
Interim Balance Sheet............................................3.5(a)
Interim Financials...............................................3.5(a)
IRS.............................................................3.11(b)
PCBs............................................................3.14(g)
Post-Closing Statement....................................2.1(e)(ii)(A)
Pre-Closing Statement.........................................2.1(e)(i)
Prior Period Returns............................................5.13(a)
Pro Forma Balance Sheet..........................................2.1(c)
Pro Forma GAAP...................................................2.1(c)
Proposed Closing Differential.............................2.1(e)(ii)(B)
Purchase Price...................................................2.1(c)
Real Estate......................................................3.8(a)
Recovery.........................................................8.6(l)
Related Companies...................................................1.1
Released........................................................3.14(k)
Remedial Action.................................................3.14(k)
Schedule............................................................1.1
Securities Act......................................................4.4
Sellers........................................................Preamble
Sellers' Returns................................................5.13(a)
Shares.......................................................Background
Tax Return.......................................................3.6(a)
Tax Ruling.................................................3.6(b)(viii)
Tax or Taxes.....................................................3.6(a)
Taxing Authority.................................................3.6(a)
Third Party Claim................................................8.6(a)
Threshold Amount....................................................8.3

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Total Stockholders' Equity.......................................2.1(c)
Total Stockholders' Equity Estimate...........................2.1(e)(i)
Transaction Documents...............................................3.2
Transition Services Agreement......................................5.12


                                  ARTICLE II
                                THE TRANSACTION

     2.1. The Purchase and Sale.

          (a) Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers, jointly and severally, agree to sell, assign and convey the Shares to Buyer, and Buyer agrees to purchase, acquire and accept the Shares from the Sellers.

          (b) Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be equal to two (2) times the Total Stockholders' Equity of the Company as of the Closing Date. "Total Stockholders' Equity" shall mean the amount equal to the common stockholders' equity of the Company as properly accrued and reflected on the books and records of the Company in accordance with Pro Forma GAAP. "Pro Forma GAAP" means Adjusted GAAP as specifically adjusted as set forth on Schedule 2.1(c) hereto and reflected in the July 31, 2001 balance sheet previously delivered by the Sellers and agreed to by Buyer (the "Pro Forma Balance Sheet"). "Adjusted GAAP" means generally accepted accounting principles, consistently applied, (i) using the same accounting methods, policies, practices, procedures, with consistent classification, judgments, estimation methodology, as were used by the Company in preparing the December 31, 2000 balance sheet of the Company, (ii) without taking into account the pay-off of the AWCC Debt and any changes in circumstances or events occurring after the opening of business on the Closing Date and (iii) after giving effect to the elimination of intercompany payables and receivables pursuant to Section 5.14.

          (c) Payment of Initial Cash Payment. Subject to the terms and conditions of this Agreement, the Initial Cash Payment shall be paid by Buyer on the Closing Date by wire transfers of immediately available funds to the account(s) designated by the Sellers in writing at least two (2) business days prior to the Closing Date. The "Initial Cash Payment" shall mean an amount in cash equal to two (2) times the Total Stockholders' Equity Estimate as defined in Section 2.1(e)(i). Payments shall be allocated between AWW and GWS in accordance with Schedule 2.1(d) hereto.

          (d) Adjustment to Purchase Price.

              (i) Pre-Closing Statement. At least ten (10) business days prior to the Closing Date, AWW shall furnish to Buyer a statement of the Company (the "Pre-Closing Statement"), prepared as of the last day of the latest month ending at least 20 days prior to the Closing Date, reflecting the Sellers' good faith estimate of the Total Stockholders' Equity of the Company immediately prior to the Closing Date (the "Total Stockholders' Equity Estimate").

              (ii)  Post-Closing Statement.

                   (A) As soon as practicable, but in no event more than 60 business days after the Closing Date, AWW shall furnish to Buyer a statement (the "Post-

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Closing Statement") reflecting the Total Stockholders' Equity of the Company immediately prior to the Closing (the "Closing Total Stockholders' Equity Amount") prepared in accordance with Pro Forma GAAP. Each of Buyer and the Sellers shall, and shall cause their respective auditors to, provide the other party and their representatives with reasonable access to any information, including work papers, necessary to prepare or review the Post-Closing Statement. Buyer shall make available any employees of the Company reasonably necessary to assist in the timely preparation of the Post-Closing Statement. Each of Buyer and AWW shall, and shall cause its auditors (if used), agents and representatives to, cooperate and assist in the preparation of the Post-Closing Statement and in the conduct of any reviews and dispute resolution process referred to in this Section 2.1.

                   (B) Within 30 business days after the delivery of the Post-Closing Statement to Buyer, Buyer shall either accept the amount (whether a positive or negative number) equal to the difference between the Closing Total Stockholders' Equity Amount minus the Total Stockholders' Equity Estimate (the "Proposed Closing Differential") as reflected on the Post-Closing Statement as correct or object to the Proposed Closing Differential, specifying in reasonable detail in writing the nature of its objection(s) (including any supporting schedules, analyses, working papers and other documentation); provided, however, that Buyer may only include objections based on mathematical errors or a claim that Total Stockholders' Equity was not determined in accordance with Pro Forma GAAP; provided further, that Buyer's objections to any matters other than mathematical errors must equal at least a $550,000 adjustment to the Purchase Price (the "Designated Amount"). In the event Buyer does not object to the Proposed Closing Differential within said 30-business day period, Buyer shall be deemed to have accepted the Proposed Closing Differential as the "Closing Differential." In the event Buyer objects to the Proposed Closing Differential, then, during a 15-business day period subsequent to the receipt by AWW of notice of Buyer's objection(s), Buyer and AWW shall attempt in good faith to resolve the differences respecting such Proposed Closing Differential. In the event Buyer and AWW are unable to resolve their differences within said 15-business day period, the parties agree that the matter shall be submitted to Arthur Andersen LLP or such other independent accountants mutually agreed to by the Sellers and Buyer, the costs and expenses of which firm shall be allocated between Buyer and AWW so that Buyer's share of such costs and expenses shall be in the same proportion that the aggregate amount of disputed amounts so submitted by Buyer to Arthur Andersen LLP or such other independent accountants mutually agreed to by the Sellers and Buyer that is unsuccessfully disputed by Buyer (as finally determined by Arthur Andersen LLP or such other independent accountants mutually agreed to by the Sellers and Buyer) bears to the total amount of the disputed amounts so submitted by Buyer. Such certified public accountants shall determine the Closing Differential pursuant to this
Section 2.1 and such determination shall be final and binding upon the parties; provided, however, that such accountants shall (x) limit their review to those issues specifically disputed by Buyer in its notice of objections,
(y) further limit their review to whether the Post-Closing Statement contained mathematical errors or the Proposed Closing Differential was calculated in accordance with Pro Forma GAAP and (z) not assign a value to any item greater than the greatest value for such item claimed by Buyer and AWW or less than the smallest value for such item claimed by Buyer or AWW.

               (C) Based on the Post-Closing Statement, within three (3) business days after the final determination of the Closing Differential, the Purchase Price shall be adjusted and any differential shall be paid as follows: If the amount of the Closing Differential is

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

a positive amount which is greater than the Designated Amount, then the Purchase Price shall be adjusted upward by an amount equal to two (2) times the Closing Differential, with interest thereon at a rate equal to five percent (5%) per annum from the Closing Date to the date of payment. In such case, Buyer shall make a payment by wire transfer of immediately available funds to the Sellers in the amount of the increase of the Purchase Price resulting from such adjustment. Conversely, if the amount of the Closing Differential is a negative amount which is greater than the Designated Amount, then the Purchase Price shall be adjusted downward by an amount equal to two
(2) times the Closing Differential (expressed as a positive amount), with interest thereon at a rate equal to five percent (5%) per annum from the Closing Date to the date of payment. In such case, the Sellers shall make a payment by wire transfer of immediately available funds to Buyer in the amount of the decrease in the Purchase Price resulting from such adjustment.

     2.2. Closing. Unless this Agreement is earlier terminated pursuant to
Section 7, the closing of the purchase and sale of the Shares (the "Closing") will take place as promptly as practicable, but no later than two (2) business days following the satisfaction or waiver of the conditions set forth in
Section 6, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York unless another place or time is agreed to in writing by Buyer and AWW. The date upon which the Closing actually occurs is herein referred to as the "Closing Date."

                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          For purposes of this Agreement, the exceptions, modifications, descriptions and disclosures in any Schedule attached hereto are made for all purposes of this Agreement and are exceptions to all representations and warranties set forth in this Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement. Disclosure of an item in response to one Section of this Agreement shall constitute disclosure in response to every Section of this Agreement notwithstanding the fact that no express cross-reference is made. AWW and GWS, jointly and severally, hereby represent and warrant to Buyer as follows:

     3.1. Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect. The Sellers have heretofore made available to Buyer complete and correct copies of the Company's certificate of incorporation and by-laws as amended through the date hereof, each of which is in full force and effect. The Company has no subsidiaries.

     3.2. Authorization and Enforceability. The Company has the requisite power and authority to own its property and to carry on its business in all material respects as now being conducted. Each of AWW and GWS has the requisite power and authority to execute and deliver this Agreement, the Related Purchase Agreements and any other certificates, agreements and documents contemplated hereby or thereby (the "Transaction Documents") to which it is a party and to perform the transactions contemplated hereby and thereby. Such execution, delivery and performance by each of AWW and GWS have been duly authorized by all necessary corporate action. Each Transaction Document to which it is a party executed and delivered by

AWW or GWS has been duly executed and delivered by AWW or GWS, as the case may be, and constitutes a valid and legally binding obligation of AWW or GWS, as the case may be, enforceable against each of them in accordance with its terms. As of the Closing Date, each of the other Transaction Documents to which AWW, GWS or the Company is a party will be duly executed and delivered by such party and will constitute the valid and legally binding obligation of such party enforceable against such party in accordance with its terms.

     3.3. Consents and Approvals.

          (a) Except as set forth on Schedule 3.3(a), neither the execution and delivery by AWW or GWS of the Transaction Documents to which it is a party, nor the performance by each of them of the transactions contemplated hereby, will (i) violate any provision of law, rule or regulation to which AWW or GWS is subject, (ii) violate or conflict with any order, judgment, injunction, award or decree applicable to AWW or GWS, and (iii) violate or conflict with the Certificate of Incorporation, Bylaws or other similar governing documents of AWW or GWS, except in the case of any of the foregoing clauses (i)-(iii) for any such violation or conflict which would not individually or in the aggregate have a Material Adverse Effect or prevent or render impracticable the consummation of the transactions contemplated hereunder.

          (b) Except as set forth on Schedule 3.3(b), neither the execution and delivery by AWW or GWS of the Transaction Documents to which it is a party, nor the performance by each of them or by the Company of the transactions contemplated hereby, will (i) violate any provision of law, rule or regulation to which the Company is subject, (ii) violate or conflict with any order, judgment, injunction, award or decree applicable to the Company,
(iii) violate or conflict with the Certificate of Incorporation, Bylaws or other similar governing documents of the Company, (iv) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company (including without limitation, the obligation of the Company to prepay any outstanding indebtedness) under any provision of any agreement, contract or other instrument binding upon the Company or any license, franchise, permit or similar authorization held by the Company, or (v) result in the creation or imposition of any lien, encumbrance, charge or claim upon any of the assets of the Company, except in the case of any of the foregoing clauses (i)-(v) for any such violation, conflict, default, right or lien which would not individually or in the aggregate have a Material Adverse Effect or prevent or render impracticable the consummation of the transactions contemplated hereunder.

          (c) Except as set forth on Schedule 3.3(c), the execution, delivery and performance by AWW and GWS of this Agreement and the consummation by each of them or of the Company of the transactions contemplated hereby do not require any consent from or filing with any person or governmental body, agency or official except for (i) the filing of a report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the "HSR Act") and the expiration or early termination of the applicable waiting period thereunder; (ii) any consent or filing that Buyer is required to obtain or make or any consent or filing required by any foreign government or governmental agency; (iii) filings by Buyer or the Company (with the cooperation of the Sellers and the Company) with any state public utility control or public service commissions or similar state regulatory bodies ("PUCs"), each of which is identified on Schedule 3.3(c); and (iv) consents and filings which, if not obtained or made, will not individually or in the aggregate have a Material Adverse Effect or prevent or render impracticable the consummation of the transactions contemplated hereunder.

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

     3.4. Capitalization and Stock Ownership.

          (a) The total authorized capital stock of the Company consists of 1,000 shares of Common Stock, 100 shares of which are issued and outstanding as of the date hereof. Except as specified in Schedule 3.4(a), there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company. All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and non-assessable.

          (b) The Company does not have any direct or indirect equity participation in any corporation, partnership, trust, or other business, including the ownership of any securities or other rights exchangeable for or convertible into equity.

          (c) Except as set forth in Schedule 3.4(c), there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of, or which impose any restrictions upon the sale or disposition of, any capital stock of the Company.

     3.5. Financial Statements.

          (a) Schedule 3.5(a) sets forth (i) the audited balance sheet of the Company as of December 31, 2000, and the related audited statements of income and cash flow for the fiscal year ended on such date, together with the notes to such financial statements (collectively, the "Annual Financial Statements") and (ii) the unaudited balance sheet as of July 31, 2001 (the "Interim Balance Sheet") and the related statements of income for the 7-month period ended July 31, 2001 (collectively, the "Interim Financials"). The Annual Financial Statements and the Interim Financials have been prepared in accordance with the books and records of the Company. Except as set forth on Schedule 3.5(a),
(A) the Annual Financial Statements fairly present, in all material respects, the financial position of the Company as of December 31, 2000 and the results of operations and cash flow of the Company for the year then ended, in conformity with Adjusted GAAP and (B) the Interim Financials fairly present, in all material respects, the financial position of the Company as of July 31, 2001 and the results of operations of the Company for the 7-month period then ended in conformity with Adjusted GAAP (except for the absence of footnotes and for normal year end adjustments). All references in this Agreement to the "Balance Sheet" shall mean the Interim Balance Sheet and all references to the "Balance Sheet Date" shall mean July 31, 2001.

          (b) The Company has no material liabilities or obligations of any nature that would be required to be set forth on a balance sheet in accordance with Adjusted GAAP, except for (i) liabilities or obligations set forth on the face of the Interim Balance Sheet, (ii) liabilities which have arisen after the date of the Interim Balance Sheet in the ordinary course of business and
(iii) liabilities identified in Schedule 3.5(b) or which have otherwise been specifically disclosed in the Schedules.

          (c) Except as eliminated by Pro Forma GAAP as set forth on Schedule 2.1(c), the December 31, 2000 Balance Sheet does not include any deferred costs or capitalized amounts associated with the accounting consolidation or billing and shared services and comparable items undertaken by Sellers or their affiliates since January 1, 1999.

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


     3.6. Taxes.

          (a) For purposes of this Agreement: (i) "Code" shall mean the Internal Revenue Code of 1986, as amended (the "Code"); (ii) "Tax" or "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any federal, state, local, or foreign taxing authority ("Taxing Authority"), and includes any interest and penalties (civil or criminal) on or additions to any such taxes; (iii) "Tax Return" means a report, return or other written information required to be supplied to a Taxing Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Sellers and the Company, on the one hand, or Buyer and any subsidiaries it may have, on the other hand.

          (b) Except as disclosed in Schedule 3.6 or as would not have a Material Adverse Effect:

               (i) Filing of Timely Tax Returns. The Company has duly filed (or there has been filed on its behalf), within the time prescribed by law (including extensions) all Tax Returns required to be filed by it under applicable law (including federal, state, local, and foreign statutes, regulations and ordinances). All such Tax Returns were and are, and the Company's state Tax Returns for the year 2000, when filed, will be, true, complete, and correct.

               (ii) Payment of Taxes. The Company, within the time (including extensions) and in the manner prescribed by law (including federal, state, local, and foreign statutes, regulations, ordinances, administrative decisions and guidance, and case law), paid all Taxes that are currently due and payable except for those contested in good faith or for which adequate reserves have been taken.

               (iii) Tax Reserves. The Company has established on its books and records adequate reserves for all Taxes and for any liability for deferred income taxes in accordance with Adjusted GAAP.

               (iv) Extensions of Time for Filing Tax Returns. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (v) Waivers of Statute of Limitations. The Company does not have in effect any extension, outstanding waivers, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

               (vi) Expiration of Statute of Limitations. The federal and state income Tax Returns of the Company either have been examined and settled with the appropriate taxing authority or closed by virtue of the expiration of the applicable statute of limitations for all years, and no deficiency for any Taxes has been proposed, asserted, or assessed against the Company that has not been resolved and paid in full, except for those contested in good faith and for which adequate reserves have been established.

               (vii) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns of the Company and no currently pending issue has been raised in writing by any Taxing Authority in connection with any Tax or Tax Returns (other than those being contested in good faith and for which adequate reserves have been established).

               (viii) Tax Rulings. The Company has not received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any Taxing Authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a Taxing Authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a Taxing Authority relating to Taxes.

               (ix) Availability of Tax Returns. The Sellers have provided or made available to Buyer complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company, (ii) all audit reports received from any Taxing Authority relating to any Tax Return filed by the Company, (iii) any Closing Agreements entered into by the Company and (iv) any Tax Ruling received by the Company from any Taxing Authority.

               (x) Tax Sharing Agreements. The Company is not a party to any agreement relating to allocating or sharing of Taxes.

               (xi) Liability for Others. The Company has no liability for any Taxes of any person other than the Company (i) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise other than with respect to the consolidated group of corporations the common parent of which is AWW.

               (xii) Code Section 481 Adjustments. The Company is not required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company for any tax year, and, to the Knowledge of the Sellers, the IRS has not proposed in writing any such adjustment or change in accounting method for any tax year for which the statute of limitations remains open.

               (xiii) Indebtedness. No indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Code Section 279(b).

               (xiv) Intercompany Transactions. The Company has not engaged in any intercompany transactions within the meaning of U.S. Treasury Regulations Section 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.

               (xv) Code Section 897. To the Sellers' Knowledge, no foreign person owns or has owned beneficially more than five percent of the total fair market value of the Company's common stock during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (xvi) Code Section 355. The Company has not constituted a "distributing corporation" in a distribution of stock qualifying for tax-free treatment under

Section 355 of the Code in the past 24-month period or in a distribution which could otherwise constitute part of a "plan" or a series of "related transactions" (within the meaning of Code Section 355(e)).

               (xvii) Withholding. All Taxes that the Company is or was legally required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or other proper person.

               (xviii) Normalization Accounting. If the Company uses or has used a normalization method of accounting, the selection and application of such normalization method is, and has been, in full compliance with all applicable provisions of the Code and Treasury Regulations, and to the Knowledge of the Sellers such selection and application have not resulted in any violation or alleged violation of such provisions.

     3.7. Properties.

          The Company has good and, in the case of real property, valid title (fee or leasehold) to all of its real and personal properties and assets (including those reflected on the Interim Balance Sheet or acquired by the Company since the Balance Sheet Date, except property sold or otherwise disposed of since such Balance Sheet Date), free and clear of all mortgages, liens, attachments, pledges, encumbrances or security interests of any nature whatsoever, except (a) those disclosed in the Interim Balance Sheet, (b) any liens for current Taxes not yet due and payable or which may thereafter be paid without penalty, (c) encumbrances described in Schedule 3.7 hereto, (d) zoning, building and other similar governmental restrictions and liens imposed by operation of law (including without limitation mechanics', carriers', workmen's, repairmen's, landlord's or other similar liens arising from or incurred in the ordinary course of business and for which the underlying payments are not yet delinquent), (e) easements, covenants, rights-of-way or other similar restrictions and imperfections of title and (f) those (including those covered by (d) and (e) above) that would not, individually or in the aggregate, have a Material Adverse Effect. Set forth on Schedule 3.7 hereto is a list of all real estate owned or leased by the Company.

     3.8. Real Estate.

          (a) As of the date hereof, the Company has not received any written or, to Sellers' Knowledge, oral notice for material assessments for public improvements against its real property or improvements, material easements or material rights of way used in its business (collectively, the "Real Estate") which remains unpaid, and to the Knowledge of the Sellers no such assessment has been proposed in writing. Except as set forth on Schedule 3.8, as of the date hereof, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting the Company or all or any material portion of any of the Real Estate, and to the Knowledge of the Sellers no such proceeding is threatened.

          (b) Except as disclosed on Schedule 3.8, as of the date hereof, the Company is not a lessee under any Contract relating to the use or occupancy of the Real Estate involving annual payments in excess of $10,000.

          (c) Each parcel of the Real Estate has physical and, to Seller's Knowledge, legal vehicular and pedestrian access to and from public roadways as may be reasonably necessary to the operation of the Company's business as currently conducted except where the failure to have such access does not have a Material Adverse Effect. To Seller's Knowledge, no fact or condition exists which would result in the termination of (a) the current access from each parcel of the Real Estate, and (b) continued use, operation, maintenance, repair and replacement of all existing and currently committed water lines used by the Company in connection with its business, except where such termination would not have a Material Adverse Effect.

     3.9. Contracts. Except as described in Schedule 3.9 or the other Schedules hereto (and except for non-material contracts in the ordinary course of business), the Company is not as of the date of this Agreement party to or bound by any of the following written agreements:

          (a) employee collective bargaining agreements or other contracts (including the MOA) with any labor union;

          (b) employment agreements with any director, officer or employee (excluding any such contracts or arrangements for which the total compensation during each of the last two years was less than $50,000 per person);

          (c) (i) lease or similar agreements under which the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party, (ii) continuing contracts for the future purchase of materials, supplies or equipment, or (iii) management, service, consulting or other contracts, which have, in the aggregate, future liability (not including any contingent liability or liability for refunds) in excess of $150,000 or which is not terminable by the Company on not more than 90 days' notice without penalty or premium;

          (d) agreements or contracts under which the Company has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or guaranteed indebtedness, liabilities or obligations of others, for an aggregate amount currently outstanding in excess of $150,000 (other than (i) endorsements for the purpose of collection in the ordinary course of business, and (ii) advances to employees of the Company in the ordinary course of business);

          (e) mortgages, pledges, security agreements, deeds of trust or other documents, in each case granting a lien (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) securing aggregate obligations in excess of $150,000;

          (f) contracts containing covenants that in any way purport to restrict the business activity or otherwise limit the freedom of the Company to engage in any line of business in any geographic area or to compete with any person or entity;

          (g) joint venture or partnership agreements; and

          (h) contracts providing for the payment of severance or other compensation in respect of a termination of employment to any employee, director or consultant or which grants compensation or other rights contingent upon or triggered by a change in the share ownership, membership of the board of directors or control of the Company.

Except for such breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect, the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default under any agreement, contract, lease, license, commitment or instrument of the Company described on Schedule 3.9 or the other Schedules hereto (collectively, the "Contracts") and, to the Knowledge of the Sellers, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the Sellers' Knowledge, there are no material disputes pending or threatened in writing under or in respect of any of the Contracts.

     3.10. Litigation; Compliance with Laws. Except with respect to environmental matters, which matters are covered by Section 3.14 of this
Agreement:

          (a) Except as set forth in Schedule 3.10(a) hereto, there is no action, suit, proceeding, investigation, grievance proceeding or arbitration pending or, to the Knowledge of the Sellers, threatened in writing, against or involving the Company or its assets (whether or not covered by insurance) which would, individually or in the aggregate, be reasonably expected to result in a judgment against the Company in excess of $150,000. Except as set forth on Schedule 3.10(a), there is no outstanding judgment, order, writ, injunction, or decree of any court or governmental body, arbitrator, agency or official relating to or affecting the Company or its assets.

          (b) There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Sellers, threatened in writing against or affecting, the Company before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.

          (c) Except as set forth on Schedule 3.10(c), to the Knowledge of the Sellers, the Company is in compliance with all applicable laws, statutes, rules, regulations, codes, ordinances, orders, judgments and decrees, local, federal, state, domestic or foreign (including, without limitation, applicable insurance requirements, requirements of any Board of Fire Underwriters or similar body, building, zoning, pension, fair employment, equal opportunity, safety, health, procurement, reimbursement, consumer protection or similar laws, rules, regulations and ordinances), other than any such failure which would not, individually or in the aggregate have a Material Adverse Effect.

     3.11. [Reserved]

     3.12. Absence of Changes or Events. Except as set forth in Schedule 3.12 or in any other Schedule to this Agreement, since the Balance Sheet Date, the Company's business has been conducted in the ordinary course consistent with past practice and there has not been any change in the business, financial condition or results of operations of the Company which has had a Material Adverse Effect on the Company. Without limiting the foregoing and except as set forth on Schedule 3.12, the Company has not taken any of the actions set forth in Section 5.2 herein.

     3.13. Licenses; Permits. To the Knowledge of the Sellers, all material governmental licenses, permits or authorizations of the Company are validly held by the Company, the Company has complied in all material respects with all requirements in connection therewith and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 3.13. To the Knowledge of the Sellers, the Company has all of the governmental licenses, permits or authorizations which are required to carry on the Company's business as such business is now conducted, except for such licenses, permits or authorizations the failure to obtain which would not have a Material Adverse Effect.

     3.14. Environmental Matters. Except as set forth on Schedule 3.14 hereto and except as would not have a Material Adverse Effect:

          (a) The Company has all permits, licenses, and other authorizations required for the operations or conduct of the Company's business under applicable Environmental Laws (the "Environmental Permits") and the Company is in compliance with all terms and conditions of the Environmental Permits and with all applicable Environmental Laws.

          (b) The Company has not disposed of or arranged for the disposal of or Released any Hazardous Substances at any Real Estate, or, in connection with the Company's business, at any other facility, location, or other site, regarding each of the foregoing, in violation of Environmental Laws or in a manner that would reasonably be expected to result in liability under Environmental Laws.

          (c) The Company has not received any written notice or request for information with respect to, and neither the Sellers nor the Company have been designated a potentially liable party for Remedial Action in connection with, any Real Estate, or, as of the date hereof, with respect to the Company's business, at any other facility, location, or other site under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or comparable state statutes.

          (d) Except for such use or storage of Hazardous Substances as is incidental to the conduct of the Company's business, which use and storage is or has been in compliance with Environmental Laws, and which use and storage has not caused any condition that requires Remedial Action, no Real Estate has been used for the storage, treatment, generation, processing, production or disposal of any Hazardous Substances or as a landfill or other waste disposal site, in any case in violation of any Environmental Law.

          (e) To Sellers' Knowledge, underground storage tanks owned or operated by the Company are not, and have not in the past been, located on or under any Real Estate.

          (f) There are no pending or unresolved claims against the Sellers or the Company for investigatory costs, cleanup, removal, remedial or response costs, or natural resource damages arising out of any Releases or threat of Release of any Hazardous Substances at any Real Estate or, as of the date hereof, which respect to the Company or at any other facility, location, or other site.

          (g) No polychlorinated biphenyls ("PCBs") or friable asbestos-containing materials are located at or in any Real Estate in amounts or condition that would reasonably be expected to result in liability under Environmental Laws.

          (h) To Sellers' Knowledge, no Hazardous Substance managed or generated by or on behalf of the Company on real property owned by the Company or in connection with the Company's business has come to be located at any site that is listed or formally proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list, or any similar state list or that is the subject of federal, state, or local enforcement actions or investigations.

          (i) The Sellers have provided Buyer with copies of, or made available to Buyer, all material written environmental audits or investigations of which they have custody or control prepared for the Real Estate or the Company's business or operations within the past three years.

          (j) Except as set forth in Schedule 3.14, as of the date of this
Agreement:

               (i) The Company is and has been for the past three years in full compliance with all federal and state primary drinking water standards;

               (ii) The Company is and has been for the past three years in full compliance with all federal and state secondary drinking water standards; and

               (iii) As to all outstanding violations of state or federal drinking water standards, the Company has completed or is in the process of completion in accordance with all applicable deadlines, all actions required by any Environmental Laws to correct or otherwise respond to such violations.

          (k) Except as set forth in Schedule 3.14, the Company is not and has not been required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any Real Estate, or in any written instrument accompanying this Agreement, and no Real Estate has such a notice or restriction in its deed or any other written instrument relating to the purchase, lease or rental of such property.

For the purposes of this Section 3.14: (A) "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of Hazardous Substances; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substances so it does not endanger or threaten to endanger public or employee health or welfare or the environment; or (z) perform studies, investigations or monitoring necessary or required to investigate the foregoing; (B) "Environmental Laws" means any federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or, as relating to exposure to Hazardous Substances, human health and safety and includes, but is not limited to, CERCLA (42 U.S.C.
section 9601, et seq.), the Clean Water Act (33 U.S.C. section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), the Safe Drinking Water Act of 1990 (33 U.S.C. section 2701 et seq.), each as it has been interpreted or amended as of the Closing Date and the regulations promulgated pursuant thereto and in effect as of the Closing Date; and (C) "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape.

     3.15. [Reserved]

     3.16. Brokerage. The Company has not made any agreement or taken any other action which might cause any person or entity to become entitled to a broker's fee or commission as a result of the transaction contemplated hereunder.

     3.17. [Reserved].

     3.18. Insurance. The Company is, and has been continuously since January 1, 1996, insured with financially qualified insurers. The Company has not received any notice of cancellation or termination with respect to any material insurance policy of the Company. The insurance policies of the Company are valid and enforceable policies in all material respects.

     3.19. Intellectual Property. The Company owns or has adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights used in the operation of their businesses (collectively, the "Company Intellectual Property"). All of the Company Intellectual Property owned by the Company is free and clear of any and all encumbrances, and the Company has not forfeited or otherwise relinquished any Company Intellectual Property which forfeiture or relinquishment could reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Sellers, the use of the Company Intellectual Property by the Company does not infringe upon, violate or constitute a misappropriation of any right, title or interest in any intellectual property right (including, without limitation, any trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design or copyright) of any other person, and the Company has not received written notice of any claim that any of the Company Intellectual Property is invalid or infringes the asserted rights of any other person, and, to the Knowledge of the Sellers, the Company Intellectual Property owned by the Company has not been used or enforced or has failed to be used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any of such Company Intellectual Property, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that would not, individually or in the aggregate, have a Material Adverse Effect.

     3.20. Property; Franchises. The Company owns or has sufficient rights and consents to use under existing easements, leases, and license agreements all properties, rights and assets necessary for the conduct of its businesses and operations as currently conducted, except where the failure to own or have sufficient rights and consents to use such properties, rights and assets would not, individually or in the aggregate, have a Material Adverse Effect.

     3.21. Condition of Assets. Except as set forth on Schedule 3.21, the buildings, machinery, equipment, tools, furniture, improvements and other fixed tangible assets of the Company's business, taken as a whole and taken together with the similar assets included among the assets being acquired by Buyer pursuant to the Related Purchase Agreements, are in serviceable operating condition and repair, reasonable wear and tear excepted.

     3.22. All Assets. Except as set forth on Schedule 3.22, the Company owns, and will provide to Buyer at the Closing, all assets, rights, facilities, properties, contracts, books, records and other data necessary for the continued conduct of the Company's business by Buyer substantially in the manner as it was conducted prior to the Closing Date. The tangible assets reflected on the Interim Balance Sheet are all the material assets used in the past year in the conduct of the Company's business, except for additions and dispositions thereto in the ordinary course of business.

     3.23. Product Liability. Except as disclosed in Schedule 3.23 and except for those liabilities which individually or in the aggregate would not have a Material Adverse Effect, there are no (a) liabilities of the Company, fixed or contingent, asserted in writing with respect to any product liability or similar claim that relates to any product or service sold by the Company to others or (b) liabilities of the Company, fixed or contingent, asserted in writing with respect to any claim for the breach of any express or implied product warranty or a similar claim with respect to any product or service sold by the Company to others.



                                 ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to the Sellers as follows:

     4.1. Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     4.2. Authorization and Enforceability. Buyer has the requisite power and authority to own its property and to carry on its business in all material respects as now being conducted. Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the transactions performed or to be performed by it. Such execution, delivery and performance by Buyer have been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by Buyer has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. As of the Closing Date, each of the other Transaction Documents to which Buyer is a party will be duly executed and delivered by Buyer and will constitute the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

     4.3. Consents and Approvals. Except for the consents specified in
Schedule 4.3, neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance by Buyer or the Company of the transactions contemplated hereby, will (i) violate any provision of law, rule or regulation to which Buyer is subject, (ii) conflict or violate any order, judgment, injunction, award or decree applicable to Buyer, and
(iii) violate or conflict with the Certificate of Incorporation, Bylaws or other similar governing documents of Buyer, except in the case of any of the foregoing clauses (i)-(iii) for any such violation or conflict which would not individually or in the aggregate have a Material Adverse Effect or prevent or render impracticable the consummation of the transactions contemplated hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer or the Company of the transactions contemplated hereby do not require any consent from or filing with any governmental body, agency or official except for (i) the filing of a report under the HSR Act and the expiration of the applicable waiting period; (ii) any consent or filing that the Sellers are required to obtain or make; (iii) filings identified on Schedule 4.3; and (iv) consents and filings which, if not obtained or made, will not individually or in the aggregate have a Material Adverse Effect or prevent or render impracticable the consummation of the transactions contemplated hereunder.

     4.4. Investment Intent. The Shares are being acquired by Buyer solely for its own account, for investment and not with a view to any distribution thereof that would violate the Securities Act of 1933, as amended (the "Securities Act"), or the applicable state securities laws of any state; and Buyer will not distribute the Shares in violation of the Securities Act, or the applicable state securities laws of any state.

     4.5. Sufficient Funds. Buyer has sufficient funds to pay in full the Purchase Price and to enable it to consummate the transactions contemplated by this Agreement.

     4.6. Investigation. Buyer has conducted such investigation of the Company as it has deemed sufficient to make an informed decision concerning the transactions contemplated hereby. Buyer acknowledges that it has (a) had an opportunity to review all materials and information requested by it, (b) had an opportunity to review all of the documents, records, reports and other materials identified in the Schedules hereto, and (c) has been given access to the properties and assets of the Company and is familiar with the condition thereof. In connection with its investigation of the Company and all matters relating to the transactions contemplated hereby, Buyer has solely relied upon the advice and opinions of its own agents, representatives, experts, consultants, employees and officers as it has deemed sufficient to make an informed decision concerning the transactions contemplated hereby. Buyer acknowledges that the Sellers have made no representation, warranty or agreement except as expressly set forth in this Agreement. Buyer is not relying on any representation, warranty, agreement, statement, document, record, report, material or information made or provided by the Sellers or any of their Affiliates, or their respective representatives or agents except as expressly set forth in this Agreement. Buyer further acknowledges that (a) no promise or inducement for this Agreement has been made to Buyer except as set forth herein, (b) this Agreement is executed by Buyer freely and voluntarily and without reliance upon any statement or representation of the Sellers, the Sellers' Affiliates or any of their attorneys or agents except as set forth herein, (c) Buyer has read and fully understands this Agreement and the meaning of its provisions, (d) Buyer is legally able to enter into this Agreement and to accept full responsibility therefor, and (e) Buyer has consulted with counsel before entering into this Agreement.

     4.7. Brokerage. Buyer has not made any agreement or taken any other action which might cause any person or entity to become entitled to a broker's fee or commission as a result of the transaction contemplated hereunder.

                                   ARTICLE V
                                   COVENANTS

     5.1. Conduct of Business. From and after the date hereof and pending the Closing Date, except with the consent of Buyer (which shall not be unreasonably withheld) or as set forth on Schedule 5.1 or as otherwise specifically permitted by this Agreement, the Sellers will take such action as may be necessary to insure that the Company will not (a) engage in any practice, take any action or enter into any transaction outside the ordinary course of business, and (b) fail to use its commercially reasonable efforts to maintain all current business relationships of its business.

     5.2. Corporate Actions. From and after the date hereof and pending the Closing Date, except (i) as otherwise specifically permitted by this Agreement or (ii) with the prior written consent of Buyer (which shall not be unreasonably withheld), the Sellers will take such action as may be necessary to insure that the Company will not take or permit any of the following actions:

          (a) amend its Certificate of Incorporation or Bylaws;

          (b) issue, sell or otherwise dispose of any of its capital stock or other securities, accept any capital contribution or create or suffer to be created any encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its capital stock or other equity securities;

          (c) reclassify, split up or otherwise change any of its capital stock or other equity securities;

          (d) declare or pay any dividend on, or make any other distribution with respect to any share or shares of its capital stock or other equity securities other than in the ordinary course of business and consistent with past practice, or fail to pay or make any such dividends or distributions consistent with past practice;

          (e) other than in the ordinary course of business and consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets;

          (f) by any means, make any acquisition of, or investment in, assets (other than in the ordinary course of business and consistent with past practice) or capital stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related);

          (g) other than in the ordinary course of business and consistent with past practice, (i) modify, amend, or terminate any material Contract,
(ii) waive, release, relinquish or assign any material Contract (or any of the material rights of the Company thereunder), right or claim, (iii) cancel or forgive any indebtedness owed to the Company in an amount aggregating in excess of $10,000 or (iv) fail to use commercially reasonable efforts to collect any indebtedness or accounts receivable owed to the Company;

          (h) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of the Company, or (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the ordinary course of business and consistent with past practice;

          (i) hire any employees, either full- or part-time;

          (j) fail to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by the Company in the ordinary course of business and consistent with past practice;

          (k) except in the ordinary course of business and consistent with past practice or as may be required by applicable Law or changes in generally accepted accounting principles, change any accounting principle, practice or method in a manner that is inconsistent with past practice or inconsistent with Adjusted GAAP;

          (l) except as may be required by law (including, without limitation, pursuant to existing consent orders listed on Schedule 3.14), make capital expenditures other than in the ordinary course of business and consistent with past practice on any item (i) not in accordance with Schedule 5.2(l) or (ii) in any calendar year in excess of 115% of the amount budgeted by the Company for such item in such year as set forth in Schedule 5.2(l), and in any event the Sellers shall provide to Buyer a notice on or prior to the 25th day following the end of each calendar quarter commencing after the date hereof setting forth the Company's capital spending for the prior calendar quarter;

          (m) incur or guarantee any indebtedness for borrowed money (including any such debt guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person other than (i) short-term indebtedness and "keep well" or similar assurances for the benefit of customers, in each case in the ordinary course of business consistent with past practice; or (ii) in connection with the refunding of existing indebtedness at a lower cost of funds;

          (n) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Annual Financial Statements (or the notes thereto), or incurred in the ordinary course of business consistent with past practice;

          (o) (A) make or rescind any express or deemed material election relating to Taxes, (B) except as set forth on Schedule 5.2(o), settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes that affects the Company after the Closing, (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return and state Tax Returns for the taxable year ending December 31, 2000, except as may be required by a change in applicable law after the date hereof, (D) file any material Tax Return other than in a manner consistent with its federal income Tax Return and state Tax Returns for the taxable year ending December 31, 2000, (E) change its fiscal year, or (F) make or rescind any material tax election; or

          (p) authorize or enter into an agreement to do anything prohibited by the foregoing.

     5.3. Access. During the period prior to the Closing Date, the Sellers will cause the Company to permit representatives of Buyer to have reasonable access at all reasonable times during normal business hours to the personnel, facilities, books and records of the Company as Buyer and its representatives may reasonably request in connection with the transactions contemplated by this Agreement; provided, however, that such access does not interfere with the normal business operations of the Company. The Sellers or the Company are under no obligation to disclose to Buyer any information the disclosure of which is restricted by contract or applicable law and the grant of such access does not include access to conduct any environmental sampling or testing without the Sellers' prior written consent.

     5.4. Confidentiality. Buyer acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of a confidentiality agreement dated March 30, 2001 among the Sellers and Buyer (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

     5.5. Consents. Each of the parties hereto shall use its best efforts to
(a) obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement under, any federal, state, local or foreign law or regulation, (b) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and (c) effect all necessary registrations and filings including, but not limited to, filings under the HSR Act and submissions of information requested by any governmental authority. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use their best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

     5.6. Filing; Other Actions. Each of AWW and Buyer agree to file or cause to be filed, respectively, as soon as practicable after the date hereof, an acquired person's and acquiring person's HSR Act notification and report form with respect to the transactions contemplated by this Agreement required by the HSR Act. Buyer shall pay the filing fee incurred in connection with such filings under the HSR Act. Each of AWW and Buyer further agree to use their best efforts to comply promptly with and, where appropriate, to respond in cooperation with each other to, all requests or requirements which applicable federal, state, local, foreign or other applicable law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement; provided that nothing in this Section 5.6 shall require either party or their respective Affiliates to sell, hold separate or otherwise dispose of or take any action or suffer an event to exist if such sale, holding separate, disposition, action or event would have a Material Adverse Effect on the Company or either party.

     5.7. Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder, and (c) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

     5.8. Payment of Expenses; Transfer Taxes. Except as otherwise provided herein, each of the parties hereto shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. All transfer, documentary, sale, use, registration, value-added and other similar Taxes and related amounts (including any penalties, interest and additions) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Sellers.

     5.9. Publicity. Each of the parties hereto agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior consent (which consent shall not be unreasonably withheld) of AWW (in the case of Buyer) or Buyer (in the case of AWW or GWS), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow AWW or Buyer, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance.

     5.10. [Reserved]

     5.11. Violations. Within fifteen (15) days after the receipt of notice of violation, the Sellers shall notify Buyer of any violations of state or federal drinking water standards which, if such violations existed on the date hereof, would be required to be disclosed pursuant to Section 3.14(j) hereof, and shall promptly notify Buyer of the actions proposed to be taken by the Sellers to correct or otherwise respond to such violations.

     5.12. Transition Plan. Within 30 days after the execution date of this Agreement, the parties jointly shall establish a transitional services team, which shall include expertise from various functional specialties associated with or involved in providing rate regulation, human resources, accounting, engineering, laboratory, billing, payroll and other support services provided to the Company by any automated or manual process using facilities or employees that are not included among the Company's assets or Employees. Such team will be responsible for preparing, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the parties will cause to occur before and after Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan. The transition plan will set forth reasonable arrangements providing Buyer, at Buyer's sole expense, with appropriate access to the Sellers' relevant computer systems to allow for a full conversion of the relevant data and functionality to Buyer's systems on the Closing Date and for the provision by the Sellers or their Affiliates of appropriate services to the Buyer as may be necessary or desirable to effect a reasonable transition on the Closing Date, including the transfer to Buyer of originals or copies of engineering, laboratory, human resources, accounting and other data and records in advance of the Closing Date. The Sellers shall make arrangements satisfactory to Buyer for the transfer to Buyer on or prior to the Closing Date, of originals or copies of all books and records and other data and information relating to the Company, its properties, business and operations, which is in the possession or control of the Sellers and their Affiliates. Buyer and the Sellers shall use their commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan no later than 60 days prior to the Closing Date, and if requested by Buyer, on or prior to the Closing Date, the parties hereto agree to use their commercially reasonable efforts to negotiate and execute on or prior to the Closing Date an agreement with respect to those transition services specified by Buyer (the "Transition Services Agreement"). The term of each transitional service shall be as agreed between the parties in such Transition Services Agreement but in no event shall extend beyond December 31, 2002.

     5.13. Tax Matters.

          (a) AWW shall cause to be prepared and filed all federal, state, foreign or local corporation income tax returns required to be filed by the Company for taxable periods ending prior to or on the Closing Date or which include the Closing Date (including consolidated, combined or unitary federal, state and local income tax returns which include the Company and including amended returns, applications for loss carryback refunds (Forms 1139) and applications for estimated tax refunds (Forms 4466)) (all such income tax returns, amended returns and refund applications, whether separate, consolidated, combined or unitary, are referred to as the "Seller's Returns"). The Seller's Returns shall be prepared, where relevant, in a manner consistent with the Company's past practices except to the extent counsel for AWW reasonably determines that under applicable law there is no reasonable basis therefor. Buyer shall cause the Company to submit pro-forma federal, state, and local income tax returns (tax return packages) for calendar year 2001 and for the taxable year ending on the Closing Date to AWW. AWW shall advise of the date or dates on which it intends to file Seller's Returns and Buyer shall provide AWW with the related pro forma return within 45 days prior to the intended filing date, but Buyer shall not be required to deliver a pro forma return sooner than 45 days after AWW's request therefor. AWW and Buyer shall, unless prohibited by applicable law, elect to close the taxable period of the Company (for federal, state and local income Tax purposes) as of the close of the Closing Date, subject to the application of the "next day rule" provided in Treas. Reg. Section 1.1502-76(b)(1)(ii)(B). In any case where applicable law does not permit the Company to close its taxable period on the Closing Date, any Taxes attributable to a taxable period that includes but does not end on the Closing Date shall be allocated (i) for the account of the Sellers for the period up to and including the Closing Date, and (ii) for the account of the Company and Buyer for the period subsequent to the Closing Date, and such allocation of Taxes shall apply in all events, including where applicable law does not permit the Company to close its taxable period on the Closing Date, and the Sellers shall reimburse the Company to the extent that such Taxes allocated to the Sellers exceed the provision therefor reflected in the Post-Closing Statement and Buyer shall cause the Company to reimburse the Sellers to the extent that any Taxes allocated hereunder to the Sellers are less than the provision therefor reflected in the Post-Closing Statement. For purposes of this section, Taxes for the period up to and including the Closing Date will be determined on the basis of an interim closing of the books of the Company. If reasonably requested by AWW, Buyer will cause a duly authorized officer of the Company (or any successors) timely to execute and file the Sellers' Returns as prepared by AWW. Buyer shall promptly notify AWW following receipt of any notice of audit or other proceeding relating to any of the Seller's Returns or any other federal, state, foreign or local corporation income or franchise tax return of the Company filed on or before the Closing Date (together with all of the Seller's Returns, the "Prior Period Returns"). AWW shall have the right to control any and all audits or other proceedings relating to any Prior Period Return, including the filing of an amended return or claim for refund; provided, however, that AWW shall not agree to the resolution of any audit or other proceeding relating to any Prior Period
Return or file an amended Prior Period Return or refund claim that would have any Material Adverse Effect on the Company without Buyer's consent, which consent shall not be unreasonably withheld. Buyer shall make available or shall cause the Company to make available to AWW any and all books and records of the Company and other documents requested by AWW and shall make available employees of the Company reasonably necessary to enable AWW to defend any audit or other proceeding or to prosecute any refund claim with respect to any Prior Period Return and shall cooperate with AWW, at their expense, in defense of such audits or refund claims. Buyer shall cause the Company to file any and all other tax returns of the Company, which are not Seller's Returns and which are to be filed after the Closing Date
("Buyer's Returns"). Buyer shall cause the Company to pay to AWW the amount of any refund, credit or offset (including any interest paid or credited or any offset allowed with respect thereto but reduced by any Taxes that the Buyer or the Company shall be required to pay with respect thereto) received or used, in the case of a credit or offset, by the Buyer or the Company of Taxes relating to the Prior Period Returns. Buyer and the Company shall elect not to carry back any Tax losses of the Company arising in a Buyer's Return to any Tax period included in a Prior Period Return.

          (b) The Sellers, on the one hand, and Buyer, on the other, shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding with respect to Taxes; (b) each provide the other or its representatives with any records or other information which may be relevant to such return, audit, examination or proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Buyer, on the one hand, and the Sellers, on the other, shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax Returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the same. Any information obtained under this Section 5.13(b) shall be kept confidential, except as otherwise may be necessary in conjunction with the filing of any Tax Return, claims for refunds or conducting an audit or other proceeding.

          (c) Following the Closing Date, the Buyer shall, and shall cause the Company to, indemnify and hold harmless the Sellers and their affiliates from
(i) all liability for Taxes of the Company for any taxable period ending after the Closing Date, (ii) all liability for Taxes attributable to a Buyer Tax Act (as defined below) or to a breach by the Buyer of any representation, warranty or covenant with respect to Taxes under this Agreement, and (iii) all liability for Taxes of the Company to the extent of the accrual, if any, established therefore in the Post-Closing Statement. "Buyer Tax Act" means any action taken after the Closing Date by the Buyer, any of its affiliates (including the Company), or any transferee of the Buyer or any of its affiliates (other than any such action expressly required by applicable law or by this Agreement) which causes a liability for Taxes. The Sellers' rights to indemnification set forth in this Section 5.13(c) shall be in addition to the indemnification rights set forth in Article 8 and shall not be subject to limitations set forth in such Article 8.

          (d) Following the Closing Date, the Sellers shall jointly and severally indemnify and hold harmless (i) the Buyer and its affiliates from all liability for (A) Taxes of the Company for any taxable period ending prior to or on the Closing Date and (B) any Taxes of the

Company described in Section 5.13(a) that are attributable to any taxable period that includes but does not end on the Closing Date for the period up to and including the Closing Date and (ii) each of Buyer's officers from any liability of such officer resulting from such officer's signing any of the Sellers' Returns pursuant to Section 5.13(a) unless and to the extent such Sellers' Returns reflect information provided by Buyer. Buyer's right to indemnification set forth in this Section 5.13(d) shall be in addition to the indemnification rights set forth in Article 8 and shall not be subject to limitations set forth in such Article 8. Notwithstanding the foregoing, the Sellers shall not indemnify and hold harmless any of the Buyer, its affiliates or their respective officers, directors, employees and agents from any liability for Taxes attributable to Taxes of the Company to the extent of the accrual, if any, established therefor or for a Buyer Tax Act. Estimated Taxes paid by or on behalf of the Companies and their Subsidiaries on or prior to the Closing Date shall be credited to Taxes with respect to the Pre-Closing Tax Period. The Seller's responsibility under this Section 5.13(d) to indemnify and hold harmless the Buyer and its affiliates (including, after the Closing, the Company) against, or to pay or cause to be paid, any Taxes shall not include any such responsibility with respect to any Taxes collected or withheld by the Company, if any (including, without limitation, all sales and use taxes and all withholding or employment taxes) with respect to events occurring through the Closing Date, the proceeds of which are held by the Company on the Closing Date.

     5.14. Intercompany Payables and Receivables. As of the Closing Date, AWW shall cause all outstanding intercompany payables and receivables of the Company outstanding on the Closing Date owing to or from any of their Affiliates to be eliminated, except for (i) the AWCC Debt and (ii) outstanding intercompany payables and receivables of the Company owing to or from the entities being sold pursuant to the Related Purchase Agreements.

     5.15. Post-Closing Access to Information. At all times after the Closing Date, each party will permit the others and its representatives (including its counsel and auditors) upon written notice and during normal business hours, to have reasonable access to and examine and make copies, at the expense of the copying party, of all books, records, files and documents in its possession which relate to the conduct of the Company's business prior to the Closing Date.

     5.16. Disclosure Schedules. As promptly as practicable, the Sellers will provide Buyer with a supplement or amendment to the Schedules hereto with respect to any matter, condition or occurrence which is required to be set forth or described in the Schedules. For the avoidance of doubt, a matter, condition or occurrence shall only be "required" to be set forth or described in the Schedules if the failure to be so disclosed would result in a breach of the applicable representation or warranty (qualified by materiality or Material Adverse Effect where applicable) on the date hereof or on the Closing Date. In addition, the Sellers shall have the right at any time and from time to time prior to the Closing to supplement or amend the Schedules. The Sellers may provide Disclosure Schedules with respect to any representation or warranty of this Agreement whether or not a specific schedule is referred to therein. In the event that any supplement or amendment of such Schedules shall be provided later than five (5) business days prior to the Closing Date, the Buyer shall have the right to delay the Closing for a period of five (5) business days in order for Buyer to review such supplement or amendment. No such supplement or amendment shall be deemed to cure any breach of or alter any representation or warranty made in this Agreement unless Buyer specifically agrees thereto in writing. The Sellers shall promptly inform Buyer, and Buyer will promptly inform the Sellers of any fact or event which comes to their attention, the existence of which constitutes or likely will constitute a breach in any material respects of any representation or warranty in this Agreement.

     5.17. Corporate Name. Buyer shall not acquire, nor shall the Company retain, any rights to the names "Massachusetts Capital Resources Company," "American," "American Water," or "American Water Works" (or any variations thereof) or any trademarks, trade names or symbols related thereto. As soon as practicable after the Closing (and in any event, no later than the 90th day thereafter), Buyer will cause the Company to amend its organizational documents to the extent necessary to remove the "Massachusetts Capital Resources Company" name (and any variations thereof) from the name of the Company and to remove all trademarks, trade names and symbols related to the names "Massachusetts Capital Resources Company," "American," "American Water," or "American Water Works" (or any variations thereof) from the properties and assets (including all signs) of the Company.

     5.18. Negotiations. Neither the Sellers nor any Person controlled by the Sellers under common control with the Sellers (each such Person being a "Section 5.19 Affiliate"), nor any officer, director, employee, representative or agent of the Seller or any of their Section 5.19 Affiliates, shall, directly or indirectly, solicit or initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons (other than Buyer or any Person controlled by Buyer or under common control with Buyer or any Persons providing financing to the parties hereto in connection with facilitating the consummation of the transactions contemplated by this Agreement) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition or other transactions (or series of such transactions) that would (a) result in the transfer to any such Person or group of Persons of any of the Shares or substantially all of the Company's properties or assets or (b) prevent the consummation of the transactions contemplated by this Agreement.

     5.19. Maintenance of Books and Records. The Sellers and Buyer shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Company or the conduct of the Company's business (whether in the possession of the Sellers or Buyer). No files, books or records existing at the Closing Date and relating in any manner to the Company or the conduct of the Company's business shall be destroyed by any party for a period of six years after the Closing Date without giving the other party at least 30 days' prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 5.20 shall be during normal business hours and upon not less than two (2) business days' prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

                                  ARTICLE VI
                                  CONDITIONS

     6.1. Conditions to Each Party's Obligations. All obligations of each party to consummate the transactions are subject to satisfaction (or waiver in writing, where permissible, by the party to which the condition relates) at or prior to the Closing Date of each of the following conditions:

          (a) Governmental Approvals. Any waiting period applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all consents, approvals, authorizations, waivers and amendments from any governmental authority which are necessary for the consummation of the transactions contemplated hereby set forth on Schedule 3.3(c) and Schedule 4.3 shall have been obtained. Without limiting the generality of the foregoing, the waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or terminated without the imposition of any restrictions or conditions by the Federal Trade Commission or the United States Department of Justice which would have a Material Adverse Effect on the Company or either of the parties.

          (b) No Injunctions or Restraints. No applicable law or injunction enacted, entered, promulgated, enforced or issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that each of the AWW, GWS and Buyer shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (c) Notices and Consents. All notices required to be given prior the Closing Date to, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Closing Date from, any third party in connection with the consummation of the transactions contemplated hereby set forth on Schedule 3.3(c) and Schedule 4.3, have been made and/or obtained, other than those consents, approvals, authorizations, waivers and amendments the failure of which to obtain would not have a Material Adverse Effect.

          (d) Related Purchase Agreements. The conditions to the consummation of the purchase and sale transactions contemplated by the Related Purchase Agreements shall have been satisfied prior to or concurrently with the Closing.

     6.2. Conditions Precedent to Obligations of Buyer. All obligations of Buyer to consummate the transactions are subject to satisfaction (or waiver in writing by Buyer) at or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Sellers set forth in Article III not qualified as to materiality shall be true and correct in all material respects and such representations and warranties qualified as to materiality shall be true and correct in all respects, in each case as if made on and as of the Closing Date except for any representation or warranty made as of a specific date which shall be true and correct as of such date. Buyer shall have received a certificate signed by the chief financial officer or vice president of AWW dated the Closing Date certifying as to the foregoing.

          (b) Performance of Obligations. AWW and GWS shall have performed or complied in all material respects with all covenants and agreements that are to be performed by or complied with by them under this Agreement at or prior to the Closing; and shall have delivered to Buyer certificates signed by an authorized officer of each of AWW and GWS certifying as to fulfillment of the conditions set forth in this Section 6.2 with respect to each of AWW and GWS.

          (c) Secretary's Certificates. Buyer shall have received certificates, dated as of the Closing Date, signed by the Secretary of each of AWW and GWS and certifying as to (i) its certificate of incorporation and bylaws, (ii) the incumbency of officers executing this Agreement, and (iii) the resolutions of the Board of Directors of each of AWW and GWS authorizing the execution, delivery and performance by each of them of this Agreement.

          (d) Opinion of Counsel. Buyer shall have received from Michael Sgro, counsel to the Company, Timothy Pohl, counsel to the Sellers, and Simpson Thacher & Bartlett, special New York counsel to the Sellers or, in each case, other counsel to the Company or the Sellers reasonably satisfactory to Buyer, opinions dated the Closing Date, in form and substance reasonably satisfactory to Buyer, collectively covering the matters set forth in Exhibit A hereto.

          (e) Shares. The Sellers shall have delivered to Buyer either (i) certificates for the Shares, free and clear of any liens, restrictions or encumbrances or (ii) certificates representing all of the capital stock of a holding corporation that has no other asset or liabilities other than the Shares (which shall be free and clear of any liens, restrictions or encumbrances) and the capital stock of the corporations being sold pursuant to the Related Purchase Agreements.

     6.3. Conditions Precedent to Obligations of the Sellers. All obligations of the Sellers to consummate the transactions are subject to satisfaction (or waiver in writing by the Sellers) at or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article III not qualified as to materiality shall be true and correct in all material respects and such representations and warranties qualified as to materiality shall be true and correct in all respects, in each case as if made on and as of the Closing Date except for any representation or warranty made as of a specific date which shall be true and correct as of such date. The Sellers shall have received a certificate signed by an authorized officer of Buyer dated the Closing Date certifying as to the foregoing.

          (b) Performance of Obligations. Buyer shall have performed or complied in all material respects with all covenants and agreements that are to be performed by or complied with by it under this Agreement at or prior to the Closing, including delivery of the Purchase Price specified in Section 2.1; and shall have delivered to the Sellers a certificate signed by an authorized officer of Buyer certifying as to fulfillment of the conditions set forth in this Section 6.3 with respect to Buyer.

          (c) Secretary's Certificates. The Sellers shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Buyer certifying as to (i) its certificate of incorporation and bylaws, (ii) the incumbency of officers executing this Agreement, and (iii) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance by each of them of this Agreement.

          (d) Opinion of Counsel. The Sellers shall have received from one or more counsel to Buyer an opinion or opinions dated the Closing Date, in form and substance reasonably satisfactory to the Sellers, covering the matters set forth in Exhibit B hereto.


                                  ARTICLE VII
                                  TERMINATION

     7.1. Termination of Agreement.

          (a) Subject to the provisions of Section 7.2, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

               (i) by mutual written consent of the Sellers and Buyer; or

               (ii) by either the Sellers or Buyer, if the Closing does not occur on or prior to December 31, 2002; provided, however, that this right of termination shall not be available to any party whose material breach has caused the failure of the consummation of the Agreement by such date;

               (iii) by the Sellers or Buyer if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment; provided, however, that this right of termination shall not be available to any party whose material breach has caused such conditions to be incapable of fulfillment;

               (iv) by Buyer if any of the conditions set forth in Section
6.2 shall have become incapable of fulfillment, and shall not have been waived by Buyer; provided, however, that this right of termination shall not be available to Buyer if Buyer's material breach has caused such conditions to be incapable of fulfillment; or

               (v) by the Sellers if any of the conditions set forth in
Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by the Sellers; provided, however, that this right of termination shall not be available to the Sellers if the Sellers' material breach has caused such conditions to be incapable of fulfillment.

          (b) In the event of termination by the Sellers or Buyer pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

               (i) Buyer shall return all documents and other material received from the Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Sellers; and

               (ii) all confidential information received by Buyer with respect to the business of the Sellers and the Company shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

     7.2. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 5.4, 5.9 and this Article 7. Nothing in this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

     7.3. Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement and in the certificates delivered pursuant to Sections 6.2 and 6.3 shall terminate eighteen (18) months after the Closing, except that the representations contained in Section 3.6 and the related indemnity obligations contained in
Article 8 shall terminate on, and no action or claim with respect thereto may be brought following the expiration of, the applicable statute of limitations (or extensions or waivers thereof). The covenants to be performed prior to the Closing pursuant to this Agreement shall terminate upon the Closing. All other covenants shall survive the Closing and remain in effect indefinitely.

                                 ARTICLE VIII
                                INDEMNIFICATION

     8.1. Indemnification by the Sellers.

          (a) Subject to the limitations contained in this Article 8, after the Closing, the Sellers, jointly and severally, hereby agree to indemnify Buyer and its respective officers, directors and Affiliates against and hold them harmless from and against any and all Damages arising out of or resulting from any breach of any representation, warranty, covenant or agreement made by the Sellers or the Company in this Agreement or in any document or certificate required to be furnished to Buyer by any of the Sellers or the Company pursuant to this Agreement (including the Transaction Documents).

          (b) Buyer acknowledges and agrees that the Sellers shall not have any liability under any provision of this Agreement for any Damages to the extent that such Damages relate to actions taken by or omitted to be taken by Buyer or the Company after the Closing Date.

          (c) For purposes of this Agreement, "Damages" shall mean any and all losses, liabilities, obligations, damages (including costs of investigation, clean-up and remediation), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and reasonable expenses (including reasonable attorneys' fees and all other reasonable expense incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, incident to the successful enforcement of this Agreement). Damages shall not include the loss of profits of the party seeking indemnification, or punitive damages unless the party seeking indemnification has had punitive damages assessed or asserted against it.

          (d) Buyer shall take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise to Damages, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to such Damages.

     8.2. Indemnification by Buyer.

          (a) Subject to the limitations contained in this Article 8, after the Closing, Buyer hereby agrees to indemnify the Sellers and their respective officers, directors and Affiliates against and hold them harmless from any Damages suffered or incurred by any such indemnified party as a direct consequence of (A) any breach of any representation or warranty of Buyer contained in this Agreement or in the certificates delivered to the Sellers pursuant to Section 6, (B) any breach of any covenant of Buyer contained in this Agreement and (C) any obligation or liability of the Company regardless of when such obligation or liability arose to the extent such liability or obligation does not give rise to a claim against the Sellers under Section 8.1(a).

          (b) The Sellers shall take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise to Damages, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to such Damages.

     8.3. Limitations. The Sellers shall not be liable under Sections 8.1 for Damages thereunder unless the aggregate of all Damages, for which the Sellers would (but for this Section 8.3) be liable, together with all other claims for Damages under Section 8.1 of each of the Related Purchase Agreements, exceeds on a cumulative basis $1,000,000 (the "Threshold Amount"), and then only to the extent of any such aggregate excess and in no event shall the liability of the Sellers under Section 8.1 of this Agreement and the Related Purchase Agreements exceed $25,000,000 in the aggregate (the "Ceiling").

     8.4. Other Limitations. From and after the Closing, no claim for indemnity shall be made by either Buyer or the Sellers if such claim is based on or related to (a) an event or facts disclosed to such party in writing prior to the Closing or of which the party seeking indemnification otherwise was aware prior to the Closing, or (b) to the extent and in the dollar amount such matter is reflected in the Post-Closing Statement.

     8.5. Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, (i) pursuant to Sections 8.1(a) and 8.2(a)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 7.3, and (ii) pursuant to the other clauses of Sections
8.1 and 8.2, shall not terminate; provided, however, that as to clauses (i) and (ii) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the party providing the indemnification; provided, further that any such claim shall be deemed to have been withdrawn and waived eighteen (18) months after being made, unless (A) court proceedings shall have been commenced with respect to such claim within such 18-month period, or (B) such claim shall have been waived or satisfied within such 18-month period.

     8.6  Procedures Relating to Indemnification.

          (a) A party seeking indemnification pursuant to this Article 8 (an "Indemnified Party") shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding of which it has knowledge and in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party after receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder, to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages using counsel reasonably satisfactory to the Indemnified Party; provided, that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge the Third Party Claim, (B) such Third Party Claim does not include a request or demand for injunctive or other equitable relief and (C) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that is reasonably likely to result. The Indemnifying Party shall be deemed to have satisfied the condition set forth in clause (C) of the preceding sentence if it is a regulated utility. Should the Indemnifying Party elect to assume the defense of a Third Party Claim pursuant to this Section 8.6, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.

          (b) Neither the Indemnified Party nor the Indemnifying Party shall admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

          (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

          (d) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon 30 days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim.

          (e) In the event of any indemnification claim under this Article 8 involving a Third Party Claim, the Indemnified Party shall cooperate fully (and shall cause its Affiliates to cooperate fully) with the Indemnifying Party in the defense of any such claim under this Article 8. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the

Indemnifying Party with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

          (f) The parties acknowledge that Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages in respect of intentional and willful breaches of covenants or agreements in this Agreement irrespective of the Threshold Amount or the Ceiling (it being understood that the failure to cure a breach shall not, by itself, be an intentional and willful breach). Notwithstanding anything to the contrary in this Article 8, Buyer (or the other Persons for which they can claim indemnification) shall be entitled to indemnification for Damages in respect of a breach of Section 3.2 and 3.6 irrespective of the Threshold Amount or the Ceiling.

          (g) Each of the parties hereto agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, the Company, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, shall be pursuant to the indemnification provisions contained in this Article 8. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, Buyer hereby waives, from and after the Closing, any claim or cause of action, known and unknown, foreseen and unforeseen, which it or any of its Affiliates (including after the Closing, the Company) may have against the other parties hereto, including without limitation under the common law or federal or state securities laws, trade regulation laws or other laws (including CERCLA and any other Environmental Laws), by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby, except for claims or causes of action brought under and subject to the terms and conditions of the indemnification provisions contained in this
Article 8.

          (h) Indemnification for any claim under this Article 8 shall not be available to any Indemnified Party unless such Indemnified Party, if requested to do so by the Indemnifying Party, first seeks recovery from any Collateral Source for such claim before making any claim for indemnification by the Indemnifying Party; provided that the Indemnifying Party shall pay the costs and expenses incurred by the Indemnified Party in seeking such recovery from such Collateral Source. Any Indemnifying Party may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source if the Indemnifying Party has first fully satisfied the claim by the Indemnified Party. In the event of such assignment, the Indemnifying Party will pursue such claim at its own expense.

          (i) No right to indemnification under this Article 8 shall be limited by reason of any investigation or audit, conducted before or after the Closing, of any party hereto including, without limitation, the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing provided that such party has informed the breaching party of its desire to preserve its rights in respect of such breach despite the Closing and the Indemnifying Party has waived in writing Section 8.4(a) hereof.

          (j) No party shall have any liability to another party under this
Article 8 for Damages (and no cost or expense relating to such Damages shall be included in determining the extent of Damages incurred by such party for purposes of Section 8.3) to the extent that:

               (A) the Indemnified Party recovers insurance proceeds covering the Damages or otherwise recovers payments in respect of such Damages from any other source (whether in a lump sum or stream of payments); or

               (B) the Indemnified Party's Tax liability is actually reduced as a result of a tax benefit to which the Indemnified Party becomes entitled in respect of the Damages.

          (k) Buyer agrees to use its commercially reasonable efforts to give timely and effective written notice to the appropriate insurance carrier(s) of any occurrence or circumstances which, in the judgment of Buyer consistent with its customary risk management practices, appear likely to give rise to a claim against Buyer that is likely to involve one or more insurance policies of Buyer. Any such notice shall be given in good faith by Buyer without regard to the possibility of indemnification payments by the Sellers under this
Article 8, and shall be processed by Buyer in good faith and in a manner consistent with its risk management practices involving claims for which no third party contractual indemnification is available.

          (l) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Damages for which it received such indemnity payment (including insurance proceeds and other payments pursuant to Section 8.6(h)(A) and a tax benefit pursuant to Section 8.6(h)(B)) (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

                                  ARTICLE IX
                                 MISCELLANEOUS

     9.1. Entire Agreement. This Agreement, together with the Confidentiality Agreement, Schedules, exhibits hereto (each, an "Exhibit") and other Transaction Documents, sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated herein and the other matters set forth herein and supersedes all prior agreements or understandings, oral or written, among the parties regarding those matters.

     9.2. Amendment; Severability; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Any term or provision of this Agreement may be waived at any time by Buyer, in the case of compliance by the Sellers, or the Sellers, in the case of compliance by Buyer, with any term or provision of this Agreement that the Sellers, on the one hand, or Buyer, on the other hand, was or is obligated to perform or comply with, by a written instrument duly executed by Buyer or the Sellers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any provision of this Agreement in one or more instances shall operate or be construed as a waiver of any other condition or subsequent breach.

     9.3. Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," (e) references to "hereby," "hereunder" or "herein" relate to this Agreement and (f) any references to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Exhibit and Schedule references are to this Agreement unless otherwise specified. The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of drafting, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of the Agreement.

     9.4. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other nationally recognized delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice in accordance herewith to the other parties hereto:

                  If to Buyer:

                  Aquarion Company
                  835 Main Street
                  Bridgeport, CT  06604
                  Fax:  203-336-5639

                  Attention:   Dr. Richard K. Schmidt
                               President and Chief Executive Officer

                  with a copy to:

                  Day, Berry & Howard LLP
                  CityPlace I
                  Hartford, CT  06103-3499
                  Fax:  860-275-0343
                  Attention:   Michael F. Halloran

                  If to AWW or GWS:

                  American Water Works Company, Inc.
                  1025 Laurel Oak Road
                  P.O. Box 1770
                  Voorhees, New Jersey 08043
                  Fax:  856-346-8299
                  Attention:   W. Timothy Pohl,
                               General Counsel and Secretary

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017
                  Fax:  212-455-2502
                  Attention:   Alan G. Schwartz

     9.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. No party hereto may assign either this Agreement or any of its rights, interests, benefits or obligations hereunder without the prior written approval of the other parties, provided, however, that either party may assign its rights, but not its obligations, to any of its respective Affiliates; provided further that GWS may assign its obligations to AWW or another wholly-owned subsidiary of AWW.

     9.6. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

     9.7. Submission to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES TRIAL BY JURY.

     9.8. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.


                           BUYER:

                           AQUARION COMPANY

                           By: /s/ Richard K. Schmidt
                               --------------------------------------
                           Name:  Richard K. Schmidt
                           Title: President and Chief Executive Officer


                          SELLERS:

                          AMERICAN WATER WORKS COMPANY, INC.

                          By: /s/ Ellen C. Wolf
                             -----------------------------------------
                          Name:  Ellen C. Wolf
                          Title: Vice President and Chief Financial Officer


                          GREENWICH WATER SYSTEM, INC.

                          By: /s/ Ellen C. Wolf
                             -----------------------------------------
                          Name:  Ellen C. Wolf
                          Title: Vice President and Chief Financial Officer




                                      38